UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

FIRST UNITED ETHANOL, LLC
 (Exact name of registrant as specified in its charter)

Georgia	333-130663	20-2497196
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 West Broad Street, Camilla, Georgia	31730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 522-2822

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

First United Ethanol, LLC (“FUEL”) entered into a Natural Gas Facilities Agreement (“Facilities Agreement”) with the City of Camilla, a municipal corporation of the State of Georgia (“City”), and the Facilities Agreement was filed with the Securities and Exchange Commission on January 21, 2007 as an exhibit to FUEL’s Form 8-K filing. On May 1, 2007, FUEL and the City agreed to amend the facilities repayment terms of the Facilities Agreement. The total estimated facilities cost contemplated by the Facilities Agreement increased from approximately $2,800,000 to $3,500,000 for insurance against any cost increases. Any unused funds will be credited to FUEL’s account upon project closeout.

FUEL also entered into a Contract for Electric Service (“Contract for Electric Service”) and an Excess Facilities Charge Agreement (“Facilities Charge Agreement”) with Georgia Power Company (“Georgia Power”), on April 27, 2007. The initial term of the Contract for Electric Service shall be five years from the commencement of electric service and shall continue in effect thereafter until terminated by either party. During the term of the Contract for Electric Service, FUEL will pay monthly charges calculated in accordance with the applicable rules, regulations and rate schedules. Pursuant to the Facilities Charge Agreement, Georgia Power will install facilities on FUEL’s premises. FUEL will compensate Georgia Power for the cost of installing the facilities in the amount of approximately $1,724,000 and interest in three annual payments of approximately $656,000. The first annual payment will become due one year after the installation of permanent meter facilities. FUEL will also compensate Georgia Power for the allocated costs of operating and maintaining the facilities and shall pay ongoing annual facilities charges of $95,000. The Contract for Electric Service will be in force on the effective date or at the time the facilities become functional, whichever occurs first, and shall continue until all amounts owing to Georgia Power have been paid in full.

Exhibit No.	Description
99.1	Addendum to the Natural Gas Facilities Agreement dated May 1, 2007
99.2	Contract for Electric Service and Excess Facilities Charge Agreement dated April 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED ETHANOL, LLC

Date: May 7, 2007

/s/ Anthony J. Flagg
Anthony J. Flagg, Chief Executive Officer

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